Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 and related Prospectus of Ampio Pharmaceuticals, Inc. of our report dated March 27, 2023, relating to the financial statements of Ampio Pharmaceuticals, Inc. (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2022, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Denver, Colorado

December 21, 2023